EXHIBIT (12)

September 24, 2010

Eaton Vance Mutual Funds Trust Eaton Vance Special Investment Trust Two International Place Boston, MA 02110

Re:	Reorganization to Combine Series of Massachusetts Business Trusts

Ladies and Gentleman:

     Eaton Vance Mutual Funds Trust, on behalf of Eaton Vance Structured Emerging Markets Fund, a segregated portfolio of assets (“series”) thereof (the “Acquiring Fund”), and Eaton Vance Special Investment Trust, on behalf of Eaton Vance Emerging Market Fund, a series thereof (the “Acquired Fund”), have requested our opinion as to certain federal income tax consequences of a transaction (the “Reorganization”) in which the Acquiring Fund will acquire all of the assets of the Acquired Fund in exchange for Class A shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) and the assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of the Acquiring Fund Shares pro rata to the holders (“Shareholders”) of Class A and Class B shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Plan”) entered into by the Acquired Fund and the Acquiring Fund as of September 24, 2010.1

     In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated June 29, 2010, regarding the Reorganization, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents and, with your permission, that any act or circumstance stated therein as being intended has in fact occurred. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations of officers of the Funds (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of the close of business on the date hereof (“Effective Time”). We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or

___________________________
[1] Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

Eaton Vance Mutual Funds Trust Eaton Vance Special Investment Trust SEPTEMBER 24, 2010 Page 2

agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

1. The Reorganization will qualify as a “reorganization” under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended
(“Code”), and the Acquired Fund and the Acquiring Fund should each be a
“party to the reorganization” within the meaning of section 368(b) of the
Code.

2. Acquired Fund will recognize no gain or loss on the transfer of its assets to Acquiring Fund in exchange solely for Acquiring Fund
Shares and Acquiring Fund’s assumption of Acquired Fund liabilities or on the subsequent distribution of those shares to the holders of Acquired
Fund Shares in exchange for their respective Acquired Fund Shares.

3. Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund’s assets in exchange solely for the Acquiring Fund
Shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities.

4. The basis of the Acquired Fund’s assets in the hands of the
Acquiring Fund will be the same as the basis of such assets in the Acquired
Fund’s hands immediately prior to the Reorganization, and Acquiring Fund’s holding period for each Acquired Fund asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating the holding period for an Acquired
Fund asset).

5. The Shareholders will recognize no gain or loss on the
exchange of Acquired Fund Shares for Acquiring Fund Shares in the
Reorganization.

6. A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in

Eaton Vance Mutual Funds Trust Eaton Vance Special Investment Trust SEPTEMBER 24, 2010 Page 3

its respective Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares.

7. A Shareholder’s holding period for the Acquiring Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the respective Acquired Fund Shares surrendered in exchange therefor, provided the Shareholder holds those Acquired Fund Shares as capital assets at the Effective Time.

     Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without

Eaton Vance Mutual Funds Trust Eaton Vance Special Investment Trust SEPTEMBER 24, 2010 Page 4

our express written consent, provided that we hereby consent to this opinion accompanying the Registration Statement for the Acquiring Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in that Registration Statement.

Very truly yours,